Exhibit 99.1

HUTTIG BUILDING PRODUCTS SIGNS LETTER OF INTENT TO ACQUIRE

TEXAS DISTRIBUTOR FOR $16.5 MILLION

St. Louis, MO, October 28, 2004 – Huttig Building Products, Inc. (NYSE: HBP), one of the nation’s largest distributors of both millwork and building materials for residential construction, repair and remodeling, announced today that it has signed a letter of intent to purchase privately owned Texas Wholesale Building Materials, Inc. of Dallas for $16.5 million in cash.

Texas Wholesale, one of the Southwest’s largest regional distributors of millwork and building products, operates through two facilities, a 260,000 square foot distribution center in Dallas and a branch in Tulsa, OK. Huttig expects that the Texas Wholesale business will provide Huttig with incremental sales in the range of $90 million to $100 million in 2005, and will be accretive to net income.

The acquisition is expected to close by year-end and is subject to Huttig’s due diligence, the negotiation and execution of a definitive agreement and customary closing conditions. It would provide Huttig with its first full line distribution operation in the state of Texas, in accordance with the Company’s acquisition strategy.

“Texas Wholesale fits extremely well into what we are doing at Huttig,” said Michael A. Lupo, President and Chief Executive Officer. “Geographic expansion into Texas, one of the largest markets for new housing starts, has been one of our strategic priorities. We expect the transaction to be immediately accretive. Longer term, we believe we can further increase sales and margins of this business by adding a broader and deeper inventory and more salespeople, and improving efficiencies.”

The Company also reiterated its previous guidance by confirming that Huttig’s sales from continuing operations for the year ending December 31, 2004 are expected to be greater than $950 million. This excludes sales from discontinued operations, which were $66.3 million for the nine months ended September 30, 2004. Net income per share from continuing operations for the full year is expected to range between $0.90 and $1.00, and excludes net income from discontinued operations, which was $0.12 per share for the nine months ended September 30, 2004.

About Huttig

Huttig Building Products, Inc. is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Huttig’s products are distributed through 49 distribution centers serving 47 states and are sold primarily to building materials dealers, national buying groups, home centers and industrial users including makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Contact: Thomas S. McHugh, Vice President - Finance and Chief Financial Officer of Huttig Building Products, Inc., at 314-216-2600.